Exhibit 99.1

CONTACT: Susan A. Knudson Executive Vice President, COO & CFO Histogen Inc. ir@histogen.com

Histogen to Explore Strategic Alternatives

SAN DIEGO, July 5, 2023 – Histogen Inc. (NASDAQ: HSTO), a clinical-stage therapeutics company focused on developing potential first-in-class clinical and preclinical small molecule pan-caspase and caspase selective inhibitors that protect the body’s natural process to restore immune function, today announced that it has completed a review of its business, including the status of programs, resources and capabilities, and has decided to pause further development of its programs and commence a process to explore strategic alternatives with the intent to enhance shareholder value. Histogen has engaged Roth Capital Partners, LLC, to act as a strategic advisor in this process.

Potential strategic alternatives that may be explored or evaluated as part of this process include an acquisition, merger, reverse merger, other business combination, sale of assets, financing alternatives, licensing, or other strategic transactions involving the company. There can be no assurance of a transaction, a successful outcome of these efforts, or the form or timing of any such outcome. The company does not intend to make any further disclosures regarding the strategic review process unless and until a specific course of action is approved by the company’s Board of Directors or until the company determines that further disclosure is appropriate.

“We remain excited about emricasan given its broad potential to treat both viral and bacterial infections as a more generalized host-based immunotherapeutic treatment without the risk of generating resistance,” said Steven J. Mento, Ph.D., President and Chief Executive Officer. “However, we have paused our development activities in order to preserve our remaining resources and extend our cash runway to explore strategic alternatives that have the potential to benefit shareholders” added Dr. Mento.

About Emricasan

Emricasan is an orally available pan-caspase inhibitor designed to reduce the activities of human caspases, which are enzymes that mediate inflammation and apoptosis. Emricasan has completed extensive toxicology testing including chronic toxicology and all required carcinogenicity testing. Emricasan has previously been shown to be well tolerated in multiple clinical studies involving approximately 1,000 subjects employing multiple doses ranging from 1 mg to 500 mg orally and has been safely dosed chronically for up to two years in immunosuppressed patients. Emricasan was tested in a Phase 1 study in mild symptomatic COVID-19 patients to assess safety, tolerability, and preliminary efficacy. Five of five patients who completed treatment with emricasan had a complete resolution of the symptoms most commonly associated with mild COVID-19 by day seven compared to zero of six on placebo. Four of five patients on emricasan compared with one of six patients on placebo were virus negative by day fourteen. The mean antibody index against

COVID was 6.98 in emricasan treated patients compared to 5.32 in those receiving placebo at the end of the study on day forty-five.

About Histogen Inc.

Histogen Inc. is a clinical-stage therapeutics company focused on developing potential first-in class clinical and preclinical small molecule pan-caspase and caspase selective inhibitors that protect the body’s natural process to restore immune function. Our pipeline includes emricasan, CTS-2090 and other proprietary caspase inhibitors. We believe that emricasan has the potential to treat infections in a different way; by protecting the competence of the body’s immune system thereby restoring the body’s natural process to combat invading organisms. By focusing on optimizing the immune response, we believe that emricasan can be a viable option for physicians to treat and cure certain infectious diseases without the risk of generating resistance. CTS-2090 and other proprietary selective small molecule inhibitors of caspase-1 are designed for the treatment of certain inflammatory diseases. For more information, please visit www.histogen.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and other Federal securities laws. These statements include, without limitation, implied and express statements relating to: Histogen conducting a comprehensive review of strategic alternatives focused on enhancing shareholder value; exploring potential strategic alternatives that may include, but are not limited to, an acquisition, merger, reverse merger, other business combination, sale of assets, financing alternatives, licensing or other strategic transactions involving the company; the completion of such a review process; and the potential success of and development of Histogen’s pipeline of products, including emricasan, CTS-2090 and other proprietary caspase inhibitors. Words such as “anticipate,” “believe,” “continue,” “could,” “designed,” “endeavor,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “preliminary,” “will,” “would” and similar expressions are intended to identify forward-looking statements. The express or implied forward-looking statements included in this press release are only predictions and are subject to a number of risks, uncertainties and assumptions, including, without limitation: volatility and uncertainty in the capital markets for biotechnology companies; availability of suitable third parties with which to conduct contemplated strategic transactions; whether Histogen will be able to pursue a strategic transaction, or whether any transaction, if pursued, will be completed on attractive terms; whether Histogen’s cash resources will be sufficient to fund Histogen’s foreseeable and unforeseeable operating expenses and capital expenditure requirements; and the future development and potential for viability of each of the Histogen’s programs and pipeline products. The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere, including those risks discussed in our filings with the Securities and Exchange Commission. Except as otherwise required by law, Histogen disclaims any intention or obligation to update or revise any forward-looking statements, which speak only as of the date hereof, whether as a result of new information, future events, or circumstances or otherwise.